Exhibit 10.3
CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN
SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
AVNET LOGISTICS U.S., LP
DISTRIBUTOR AGREEMENT
This Distributor Agreement is entered into as of this 15th day of June, 2007 (the “Effective Date”) by and between Avnet Logistics U.S., LP, a Texas corporation having its principal place of business at 2211 South 47th Street, Phoenix, Arizona 85034] (“Distributor”), and Aruba Networks, Inc., a Delaware corporation having its principal place of business at 1322 Crossman Avenue, Sunnyvale, California 94089 (“Supplier”).
Distributor and Supplier hereby agree as follows:
1.	Definitions
1.1. “Current Price” means the result of multiplying the then current list price of a Product by one (1) minus the percentage discount applicable to such Product.
1.2. “Documentation” means the literature, including the End User License Agreement, provided by Supplier with the Products, whether in hard copy or electronic form.
1.3. End User” means an end user who purchases or leases Product from Distributor or Reseller for internal use and not for resale, timesharing or service bureau arrangements.
1.4. “End User Agreements” mean any end user license agreement, services agreement, support and maintenance agreement or other agreement between Supplier and the End User and any warranties provided by Supplier, the current forms of which have been provided to Distributor and may be updated by Supplier upon reasonable prior notice to Distributor. Such Agreements may be in electronic or “clickwrap” form or hard copy.
1.5. “Products” means the products and services Supplier makes available to Distributor for distribution via Resellers. Supplier shall provide Distributor with an up to date list of such Products and prices at all times.
1.6. “Purchase Order” means Distributor’s form of purchase order delivered to Supplier and as may be updated by Distributor upon reasonable prior written notice to Supplier.
1.7. “Purchaser” shall mean a Reseller or, with a Reseller’s consent, End User.
1.8. “Reseller” shall mean those persons, entities or Providers which are designated and authorized by Supplier to resell or lease the Products to End Users.
1.9. “Territory” shall mean the United States, Mexico, Canada, EMEA and APAC.
2.	Appointment and Sales.
2.1. Appointment. Supplier hereby grants to Distributor the non-exclusive right and license to distribute and sell the Products to Purchasers in the Territory. Nothing herein shall be deemed to commit Distributor to achieve any level of distribution for the Products or to order any minimum level of Products.
2.2. Resellers. Supplier has provided to Distributor a list of Resellers authorized by Supplier and shall notify Distributor promptly of any change in such list. Supplier has provided to Distributor a list of all Resellers authorized by Supplier and shall notify Distributor at least 30 days in advance of any change in such list. After a period of one-hundred and twenty (120) calendar days from the Effective Date, Supplier will require its authorized Resellers to choose one exclusive distributor from which to purchase Products. Supplier shall not permit an authorized Reseller to change its exclusive distributor more than once in any 12-month period and shall require each Reseller to give Supplier at least 30 days’ notice of any such change. Supplier shall notify Distributor of any Reseller desiring to change within five days of receiving notice thereof.
2.3. Marketing. Supplier and Distributor agree to grant each other a nonexclusive, royalty-free license to include and distribute each other’s information in any communication materials developed by Distributor or Supplier, provided that Supplier and Distributor comply with the other’s trademark usage policies and guidelines and, to the extent commercially reasonably, with any other provisions in writing mutually agreed upon by Supplier and Distributor. Any fees will be mutually agreed upon prior to inclusion. Supplier and Distributor may use each other’s logos, trademarks and trade names internally without restriction.
2.4. Promotion. Distributor shall use commercially reasonable efforts to market, promote, and sell the Products in accordance with the terms of this Agreement and to not make any representations about the Products other than those provided in the Supplier’s written Documentation.
2.5. Sales to Governmental End Users. Supplier acknowledges that Distributor shall not be bound by any federal or state governmental flow down provisions. Distributor acknowledges that Vendor may not be authorized to permit Distributor to sell Products to any federal or state governmental entities if Vendor does not agree to be bound by such flow down provisions. [
3.	Prices.
3.1 Pricing. All prices, Purchase Orders, invoices and payments will be in U.S. dollars. The discounts to Distributor for the Products are specified on Exhibit A. Supplier may change such prices upon 30 days’ prior written notice to Distributor. Supplier may increase the discounts offered to Distributor at any time, in a general and/or one-off basis. The price of a Product ordered shall be the price in effect at the time the order was accepted by Supplier.
AVNET, INC. — Confidential
Revised 06/19/07

3.2 Price Decreases. If Supplier decreases the price of any Product, Supplier shall grant Distributor a credit equal to the difference between the price paid by Distributor and the decreased price with respect to affected Products in Distributor’s inventory, or in transit from Supplier and must not have appeared on any POS Report. After the initial 180 days of this Agreement, price credit must be limited to Products that were shipped by Supplier to Distributor in the one hundred twenty (120) days prior to the effective date of the price decrease. Supplier shall invoice Distributor for any unshipped Products and pending Purchase Orders at the decreased price.
3.3 RESERVED
3.4 Distributor to Set Prices. Notwithstanding any suggested wholesale or retail list prices or license fees Supplier may publish, Distributor is free to determine the actual price or discount level at which it will market Products and Services.
3.5 Taxes. All prices quoted shall be exclusive of all taxes. Supplier shall invoice Distributor for all taxes applicable to sales of the Products, itemized by type and jurisdiction.
4.	Ordering and Reporting.
4.1 Ordering. If Supplier offers Distributor special pricing, additional discounts or any other terms pursuant to program offers, Distributor may adjust the prices of and discounts for Products in its Purchase Orders to reflect such terms. Each Purchase Order shall be deemed accepted by Supplier unless Supplier sends written notice to Distributor of the rejection thereof within two (2) business days after transmission from Distributor. Distributor shall have no obligation to order any minimum quantity of Products. Distributor may cancel any Purchase Order or part thereof or reschedule the delivery date of any Product upon notice to Supplier at least ten (10) business days prior to the scheduled shipment date. The cancellation of any Purchase Order less than ten (10) days prior to the delivery date may be subject to additional charges. These charges will not exceed [***]% of the purchase price. No cancellation fees will be assessed if customer cancels due to Supplier delay or Supplier’s lead times being greater than initially promised by Supplier.
4.2 Fulfillment. Supplier shall electronically transmit or fax to Distributor a fulfillment notification in a mutually-agreed upon form no later than the business day following the delivery or shipment of Products.
4.3 POS Reports. Distributor shall send to Supplier via electronic or fax transmission Distributor’s preliminary monthly point-of-sales (“POS”) report by the third business day of each month for the preceding month. Distributor will make reasonable commercial efforts to provide the POS information in the format specified in Exhibit E.
5.	Delivery, Title and Risk of Loss.
5.1 Packing and Labeling. All packing materials and methods for Products to be shipped shall conform to standard commercial practices. Supplier shall ensure that the SKU on the packing slip matches the SKU on the price list and invoices. Vendor shall mark each Product (or with respect to software, the tangible media therefore) with mutually-agreed upon bar code labels.
5.2 Delivery. All freight and insurance charges shall be Distributor’s responsibility. Supplier shall deliver Products via the method of shipment and carrier specified by Distributor Ex Works (Incoterms 2000) at Supplier’s domestic location to the destination point and on or before the delivery date specified in the Purchase Order. Supplier may choose the method of shipment and carrier if none are specified by Distributor. Supplier will notify Distributor immediately of any delays or inability to deliver Product. Distributor and its carrier may refuse to accept any Products that are improperly packaged or labeled or visibly damaged.
5.3 Title and Risk of Loss. Title (exclusive of the intellectual property rights retained by Supplier in software) and risk of loss shall pass to Distributor upon delivery of the Products to the carrier at Supplier’s U.S. shipping point. Supplier shall cooperate with Distributor upon request in connection with any proof of loss claim by Distributor for Products lost or damaged after delivery to the carrier.
6.	Invoicing, Payments and Credits.
6.1 Invoicing and Payment. Supplier shall invoice Distributor via electronic or fax transmission no later than two business days after shipment or delivery of Products. Such invoices shall be due within [***] days of the invoice date, except for Purchase Orders accepted within the first [***] days following the Effective Date, for which payment shall be due [***] days after date of invoice. Except for travel and out-of-pocket expenses incurred by Supplier in connection with the performance of services, all Product invoices to the End User shall flow through the channel.
6.2 Credits. Distributor shall have the right of offset against Supplier for programs, promotions, special pricing, rebates, and for any Distributor returns as described in Section 7.
6.3 Supplier’s Programs. Supplier shall provide Distributor with the rebates marketing and launch funds and the other programs set forth on Exhibit B.
AVNET, INC. — Confidential
Revised 06/19/07
***     Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.	Returns.
7.1 Return Rights. At any time during the term of this Agreement, Distributor may return to Supplier the following Products for credit at the Current Price:
a. Inventory. Products in Distributor’s inventory in their original, sealed condition, provided that (i) Distributor submits to Supplier its notice to return Product (“RMA Request”) within the thirty (30) day period following any calendar quarter; (ii) such credit does not exceed [***] percent ([***]%) of the net shipments to Distributor during the calendar quarter immediately preceding the date of Distributor’s RMA Request; and (iii) Distributor may only return Products which have been received into Distributor’s inventory during the previous two (2) quarters. Products returned under clauses (b) or (c) below do not count toward such limit.
b. End of Life and Functionally Discontinued Products. With regard to Products that have been discontinued, Supplier shall notify Distributor at least 60 days prior to the effective date of such change. Within 30 days of such notice, Distributor shall notify Supplier of the affected Products in its inventory for Supplier’s repurchase. Within 30 days of receipt of Distributor’s notice, Supplier shall provide Distributor with instructions concerning return or destruction of the affected Products, if any.
c. DOA/Defective Products. Distributor shall be entitled, at Supplier’s discretion, either to receive a replacement for, or to return for full credit or refund, any Products that fail to function within thirty (30) days of delivery to End User or installation (“DOA”), fail to satisfy the representations and warranties contained herein or fail to perform during the warranty period. Supplier shall credit Distributor for the Current Price paid by Distributor to Supplier for the returned Products plus any freight and shipping costs incurred by Distributor related to the return of said Products. If Supplier cannot, or determines that it is not practical to, repair or replace the returned Product, then the remedy and the limit of Supplier’s obligation shall be to refund the Current Price paid by Distributor to the Supplier to such Product. Distributor’s customer may return such DOA/Defective Products directly back to Supplier.
7.2 Freight Charges. Distributor shall pay shipping and insurance costs for Products returned pursuant to Section 7.1(a) and 7.1(b). All Products returned pursuant to section 7.1(c) shall be shipped freight collect to Supplier, and Supplier shall bear the costs of insurance..
8. Supplier’s Obligations. At no cost or expense to Distributor, Supplier shall provide to Distributor and shall keep Distributor current with the following:
8.1 Information. Marketing and informational materials, information regarding programs for sales and any other information Distributor reasonably requests regarding the Products. Supplier shall notify Distributor promptly in the event of any major changes in such information.
8.2 Training and Support Programs. Adequate training and, payment for same, as mutually agreed by Supplier and Distributor (Exhibit C). Distributor may directly resell Supplier Training & Professional Services (Exhibit A) and/or may choose to become an authorized provider of Supplier’s Training and Support Programs after the Effective Date.
8.3 Technical Support and Contact Information. Technical support for all Products, including technical support for related licenses and platform types. Supplier’s technical support contact information, procedures for escalation of technical questions, and other resource information reasonably requested by Distributor (e.g. Supplier toll free number, website(s), escalation contacts, etc.). Supplier generally agrees to technical support of end of life, or functionally discontinued Products, However, at such time Supplier deems it not feasible to support discontinued or end of life products, Supplier shall provide ninety (90) days notice that such products shall no longer be supported. Supplier offers detailed Support Services Option in Exhibit D, which may be exercised upon mutual consent of both parties.
8.4 Certificates of Origin. Supplier will provide to Distributor Certificates of Origin covering the Products in the form requested by Distributor and shall update such Certificates promptly.
9.	Technical Support.
9.1 Distributor’s Technical Support. Distributor may offer technical support to the Resellers for the Products as offered as an option in Exhibit D. Distributor may not repair the Products. Supplier and Distributor will mutually agree upon any additional support delivery offerings outside the scope of this Agreement.
10.	Term and Termination.
10.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided under Section 10.2 or 10.3 or 10.4.
AVNET, INC. — Confidential
Revised 06/19/07
***     Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.2 Bankruptcy or Insolvency. If Supplier ceases to conduct its operations in the normal course of business, including inability to meet its obligations as they mature, or if any proceeding under the bankruptcy or insolvency laws is brought by or against Supplier, or a receiver for Supplier is appointed or applied for, or an assignment for the benefit of creditors is made by Supplier, Distributor may terminate this Agreement without liability, except for pay-as-sold Products delivered by Supplier to Distributor, Distributor may exercise its rights under Section 10.6 except as to Products sold by Distributor to a Purchaser as to which Supplier’s only right is for payment according to this Agreement. Furthermore, either party may terminate this Agreement immediately upon notice if the other party admits in writing its inability to pay its debts as they come due, ceases to function as a going concern, becomes insolvent or makes an assignment for the benefit of creditors.
10.3 For Cause. Either party may terminate this Agreement due to the other party’s material breach by providing written notice describing the breach. If the alleged breaching party fails to cure such breach within thirty (30) calendar days after receiving such notice, then this Agreement shall terminate effective upon the close of business on such thirtieth business day, unless the non-breaching party has agreed in writing to extend the cure period.
10.4 For Convenience. For the first 180  days of this Agreement, the parties may not terminate the Agreement for convenience. After the first 180  days, either party may terminate this Agreement without cause upon 180 days’ prior written notice to the other party.
10.5 Effect. Termination of this Agreement shall not release either party from the obligation to pay any sums to the other party whether then or thereafter due or operate to discharge any liability incurred prior to such termination. Upon termination, Distributor shall return to Supplier any Products and Documentation provided by Supplier without charge to Distributor and shall cease all display, advertising and use of Supplier’s trademarks and trade names except to the extent appropriate to fulfill existing orders. Each party shall promptly cease all other conduct and activities that would lead the public to believe that Distributor is authorized to distribute Supplier’s Products. The terms of this Agreement that, by their nature, require or contemplate performance by the parties after termination shall survive termination.
10.6 Return of Inventory. Upon termination of this Agreement by Distributor under sections 10.2 or 10.3 or 10.4 or Supplier under Section 10.4, Distributor may return to Supplier at Supplier’s expense (or at Supplier’s option, certify destruction of same), any Products in Distributor’s inventory or returned to it by a Purchaser within the succeeding 180 days. Distributor shall have the right to retain enough inventory to fulfill any existing orders. Supplier shall credit Distributor for any Products so returned (or destroyed) in an amount equal to the Current Price and apply such credit to any uncontested amounts due Supplier. Any remaining balance shall be promptly paid.
11.	Warranties; Compliance; Limitation of Liability.
11.1 End User Agreements. Supplier represents and warrants that the End User Agreements for Products sold through the two-tier distribution channel shall be no less favorable than those provided for Products sold through a single-tier distribution channel or direct sales model. Distributor makes no warranty to End Users regarding the Products. Distributor assumes no responsibility or liability for misuse or failure of Products to perform as specified by Supplier or failure of Supplier to perform services. End User is covered solely by Supplier’s End User Agreements. Supplier shall not be responsible for additional warranties provided by Distributor.
11.2 Warranties to Distributor. Supplier represents and warrants to Distributor that: (a) the Products shall conform to their published Documentation and be free from defects in design, workmanship and materials under normal use for at least [***] days after the date of invoicing to the Purchaser; (b) Supplier owns all right, title and interest in and to the Products and related materials.
11.3 Compliance with Laws. Each party represents and warrants to the other that such party has no obligations that prohibit its performance of this Agreement and that its performance of this Agreement does not and will not violate any applicable law, rule or regulation. The Products and accompanying Documentation are subject to U.S. export control laws and regulations. Distributor agrees to comply with all such applicable laws and regulations. Upon Title Transfer, Distributor is solely responsible, at its sole expense, for obtaining all necessary import and export permits. Notwithstanding the foregoing, Supplier represents and warrants that no export license or other authorization or filing is required for export control purposes with respect to the export of any Products from the United States into Canada. Supplier warrants that any Products sold hereunder are in compliance with the ROHS and WEEE directives of the European Union , as well as the enabling directives of the pertinent member states, or other regulatory requirements, and that the Products are lead-free.
11.4 Limitation of Liability. EXCEPT FOR INDEMNITY OBLIGATIONS OR A BREACH OF SECTIONS 2.3, 14.7 OR 14.8, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY PRODUCT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. REFERENCES IN THIS SECTION AND SECTION 11.1 TO THE PARTIES SHALL INCLUDE THAT PARTY’S SUBSIDIARIES, AFFILIATES, PREDECESSORS AND SUCCESSORS-IN-INTEREST, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.
AVNET, INC. — Confidential
Revised 06/19/07
***     Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.5 FCPA Warranty. In carrying out its responsibilities under the Agreement, the parties’ and their directors, officers, employees, third part representatives or agents thereof, will not pay, offer or promise to pay, or authorize the payment directly or indirectly of any monies or anything of value to any government official or employee, or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any person (any such payment is a “Prohibited Payment”).
In no event shall the parties be obligated under this Agreement to take any action or omit to take any action which they believe in good faith would cause them to be in violation of any laws of the Territory or any U.S. laws, including without limitation the Foreign Corrupt Practices Act
12.	Indemnification and Insurance.
12.1 Supplier Indemnification. Supplier will defend any suit or proceeding brought against, and will protect, indemnify, save and hold harmless Distributor from and against all liabilities, awards, judgments, losses, costs and expenses (including reasonable attorneys’ fees) which Distributor incurs or to which Distributor becomes subject, in each case to the extent (i) arising from a claim that any Product or related materials or parts thereof constitute an infringement or misappropriation of any intellectual property or other proprietary right of a third party; or (ii) arising from or relating to any Products or parts thereof or information provided by Supplier, including but not limited to claims for infringement based on the sale, offer for sale or use of Products in Supplier shall not admit liability on Distributor’s behalf. Distributor shall reasonably cooperate with Supplier, at Supplier’s expense, in defending or settling such claim and may join in the defense of such claim with counsel of its choice at its own expense.
12.2 Exceptions to Supplier Indemnification Supplier indemnification in Section 12.1 does not apply to (a) claims that are made in whole or in part in accordance with custom specifications designed and performed by Distributor (b) that undergo an unauthorized modification by Distributor, if the alleged infringement arise solely from such modification, (c) that are combined by Distributor with other products, processes or materials to the extent that the alleged infringement relates to such combination, or (d) where Distributor continues allegedly infringing activity after being notified by Supplier thereof or after being informed by Supplier of modifications that would have avoided the alleged infringement. Furthermore, Supplier and Distributor will indemnify and hold the other harmless from and against any and all claims, damages and liabilities asserted by any person or entity resulting directly from any misrepresentation, negligent act, or willful misconduct of any of its employees or agents. Such indemnification shall include the payment of all reasonable attorneys’ fees and other costs (including costs of establishing rights to indemnification) incurred by the party seeking indemnification in defending such claims.
12.2 Insurance. Supplier shall obtain and maintain throughout the term of this Agreement and any applicable statute(s) of limitations, at its own cost and expense, such liability insurance as is customary in its industry.
13.	Proprietary Rights.
13.1 Product Restrictions. Supplier retains all rights to the Products not expressly granted to Distributor in this Agreement. Distributor may not copy the Products except for archival purposes, in which case it shall place Supplier’s proprietary rights notices on such copies. Distributor may not, and may not authorize any third party to, copy, modify, translate, reverse engineer, decompile, disassemble or otherwise attempt to determine the source code from the Products or create or attempt to create any derivative works from the Products, except as approved by Supplier; any such copies, etc. shall be the sole and exclusive property of Supplier or its applicable licensors. Distributor may not use the Products in any timesharing or service bureau arrangement.
13.2 U.S. Government Rights. The software and Documentation for the Products are “commercial items” as that term is defined at 48 C.F.R. 2.101, consisting of “commercial computer software” and “commercial computer software documentation” as such terms are used in 48 C.F.R. 12.212. Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4, all U.S. government End Users acquire the software and Documentation with only those rights set forth herein.
14.	General.
14.1 Notices. All notices shall be either by electronic or fax transmission or via overnight courier service. Notice shall be deemed given when on the business day after fax or electronic transmission, or deposit with an overnight courier service. Notices to Distributor shall be sent to the attention of the Vice President, Marketing and Supplier Relations, with a copy to the General Counsel. Notices to Supplier shall be sent to the attention of Director of Legal Affairs.
14.2 Governing Law; Jurisdiction. This Agreement shall be governed by California law, without regard to its conflict of laws provisions.
14.3 Injunctive Relief. Each party acknowledges that the breach by either party of such party’s obligations pursuant to Sections 12.1, 13.1, 13.2, 14.7 and 14.8 may result in irreparable injury to the other party, and in such event damages are and will be difficult to ascertain and the remedies at law would not be reasonable or adequate. Accordingly, in the event of a breach by either party of such sections, the other party shall be entitled to seek injunctive relief in addition to all other remedies provided at law or in equity.
AVNET, INC. — Confidential
Revised 06/19/07

14.4 Force Majeure. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other party for any failure to perform that party’s obligations when such failure is caused solely by an event of force majeure; provided, however, that the party whose performance is prevented by such event shall (i) give prompt written notice thereof to the other party of the detailed particulars of such event and the actions it proposes to take to minimize the effect of such event; and (ii) take all reasonable steps to minimize the effect of such event. “Force majeure” means war, terrorist acts, civil disturbance, fire, flood, acts of God and any other situation which is not imputable to such party and is not deemed to be for the risk and account of such party. If any event of force majeure continues or is likely to continue for more than thirty consecutive calendar days, either party may terminate this Agreement by giving notice to the other party.
14.5 Independent Contractor. The relationship between Supplier and Distributor is that of independent contractors. Neither party shall be deemed to be the agent or fiduciary of the other or have the right to bind the other party, transact any business in the other party’s name or on its behalf or incur any liability for or on behalf of the other party.
14.6 Public Announcements. Either party may make general statements to confirm the existence of the distribution relationship between the parties, provided such party receives prior written permission from the other party for such statements. Each party shall not publicly use the other party’s name (except in connection with such statements), logos, trademarks or other intellectual property rights without the other party’s prior written consent. Official public relations and formal press releases regarding the Products shall be Supplier’s responsibility.
14.7 Confidentiality. Neither Supplier nor Distributor shall intentionally disclose, and each party shall use reasonable efforts to prohibit the disclosure of, any Confidential Information of the other party to any third party during the term of this Agreement and for one year thereafter. Notwithstanding the foregoing, Distributor may disclose Supplier’s Confidential Information to its independent contractors and affiliates provided that they are bound by confidentiality obligations at least as restrictive as this Section. “Confidential Information” means all non-public information that the party disclosing the information (“Disclosing Party”) designates to the receiving party (“Recipient”) at the time of disclosure as being confidential or which Recipient knows or has reason to know should be treated as confidential. Information shall not be considered confidential if (a) the Recipient shows that: (i) the Recipient was already in lawful possession of the information prior to the Effective Date; (ii) the information became part of the public domain through no fault of the Recipient; (iii) the Recipient obtained the information from a third party without violating any confidentiality obligation to the Disclosing Party; or (iv) the information was released in writing by the Disclosing Party so that the Recipient may make public disclosure, or (b) the information is disclosed pursuant to a government regulation or court order. Upon termination of this Agreement, the Recipient shall return to the Disclosing Party any Confidential Information upon the written request of the Disclosing Party except as required for the Recipient to perform its obligations hereunder. Recipient’s legal counsel may retain one copy of Confidential Information for evidentiary purposes.
14.8 Non-Solicitation. During the term of this Agreement and for six (6) months thereafter, both parties shall not, and shall cause its officers, employees, not to, directly or indirectly, solicit for hire or engagement any employee of the other party working directly on the relationship under this Agreement or any person who was an employee of the other party working directly on the relationship under this Agreement during the six (6) months prior to such solicitation or induce or attempt to induce any such person to violate the terms of his or her employment with Distributor or Supplier. Notwithstanding the foregoing, nothing in this Section will be construed to prohibit either party from hiring any employee of the other party who, without solicitation or recruitment by the hiring party, responds to any advertisement for employment in a newspaper, electronic media or otherwise generally available public media.
14.9 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or transferred by either party without the prior written consent of the other party; provided that either party may assign upon prior notice to the other party if the assignment is a result of a merger or sale of all or substantially all assets or similar corporate reorganization.
14.10 Waiver. The failure of a party to require performance by the other party of any provision of this Agreement shall not affect the right of the first party to require subsequent performance of that provision. A waiver of a breach shall not be construed as a waiver of a continuing or succeeding breach or as a waiver of the provision itself or right under this Agreement.
AVNET, INC. — Confidential
Revised 06/19/07

14.11 Miscellaneous. This Agreement (including Exhibits A and B), constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all other oral or written agreements, proposals and discussions between the parties and industry custom or past course of dealing relating to such subject matter. The terms and conditions of this Agreement shall have control over and supersede any Purchase Order or other document of a party unless such document is signed by an authorized officer of both parties. Except as otherwise provided in this Agreement, no provision may be waived or amended unless such waiver or amendment is in a writing executed by authorized officers of both parties. Headings in this Agreement are included for convenience and shall not affect the meaning of the language herein.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

ARUBA NETWORKS, INC. SUPPLIER:

/s/ Alexa King		6/22/07

Authorized Signature		Date

Name:	Alexa King

(print) General Counsel

Title:

AVNET LOGISTICS U.S., LP:

/s/ Jack Morris		6/19/07

Authorized Signature		Date
Jack Morris

Name:

Vice President, Business Innovations

Title:

AVNET, INC. — Confidential
Revised 06/19/07

EXHIBIT A
PRODUCT & SERVICES DISCOUNTS
[***]

***     Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B
SUPPLIER’S PROGRAMS
[***]

***     Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C
Training Support for VAD
Technical Training
Supplier will require a minimum of three (3) Distributor engineers be trained with in the first ninety (90) days from the Effective Date to provide Pre-Sales technical support to resellers in its channel. Supplier will provide seats for these three (3) engineers at Supplier- offered public training courses. [See http://education.arubanetworks.com for a current training schedule.] Upon release of the Supplier Technical Certification Program, and after the completion of the training session, the three (3) Distributor engineers will have 60 days to pass the Aruba Certified Mobility Professional (ACMP) written exam and an additional 90 days to pass the Aruba Certified Mobility Expert (ACMX) practical exam. Distributor will be responsible for certification expenses (testing fees, travel and expenses) or as mutually agreed by Supplier and Distributor. For the purpose of maintaining the certification level requirement, Supplier will provide seats or other mutually agreed training method for the certified engineers to meet the then current Supplier certification program.
In the event that, for any reason after reaching the certification requirement, a certified engineer is no longer employed or available to perform its duties, Distributor will put in place a new engineer to meet Supplier certification requirements. Distributor’s engineer, after completing a training session, will have 60 days to pass the Aruba Certified Mobility Professional (ACMP) written exam and an additional 90 days to pass the Aruba Certified Mobility Expert (ACMX) practical exam.
Supplier will provide up to [***] ([***]) additional instructor-led training courses at Distributor facilities over the course of [***] months from the Effective Date for up to [***] Distributor employees per course in order to enable Distributor to provide implementation and support services for the Products as described in this Exhibit. Sixty (60) days notice to Supplier is required for on-site training classes. Training may occur any time after this Agreement is signed. Distributor will be responsible for any travel and living expenses associated with attendance by its employees at such training. Technical Training for additional Distributor personnel shall be at a [***]% discount off the prices offered on the Global Price List which are set forth on Exhibit A.
Courseware: 4-day Aruba Technical Training (ArubaOS 3.1) instructor-led course.
Sales & Marketing Training
In order to assist Value Added Distributor in its resale obligations, Supplier shall provide Distributor one time Supplier Instructor led sales training for Distributor Sales Professionals (only limited by classroom capacity) at a Distributor designated training location prior to launch event. Account Executives and System Engineers are required to be able to develop Supplier leads, qualify, present, demo and quote potential customers. Distributor will be responsible for any travel and living expenses associated with attendance by its employees at such training. Online training resources will be provided as made available by Supplier. Supplier may provide additional Supplier Instructor led sales training for the purpose of introduction of new Products or programs, or at any time as mutually agreed by Supplier and Distributor.
Notice of Cancellation of Training
If Distributor, fails to give Supplier a minimum of ten (10) business days for Supplier delivered regular classroom training and fifteen (15) business days prior written notice of cancellation of an Supplier delivered onsite training, Distributor agrees to pay to Supplier a cancellation fee equal to [***]% of the then-current training list price.
AVNET, INC. — Confidential
Revised 06/19/07
***     Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D
Supplier Services Support (Option)
Technical Support Requirements (for Distributors providing their own branded support offerings to their end customers (optional)
Aruba Responsibilities
Aruba will provide the following back-up Support Services to Distributor:
•
Unlimited access to Third-level technical support (defined below) from ArubaTAC Technical Support Engineers via email or telephone. ArubaTAC engineers respond to telephone technical support questions within one (1) hour, twenty four (24) hours a day, seven days a week, 365 days each year for all Priority One issues. All lower priority issues are handled between the hours of 5 a.m. and 7 p.m. PST, Monday through Friday.

•	Complete access to all software releases, including minor and major feature releases. All Software is available for download via the online Aruba Support Center.

•
24x7 access to critical technical information on the Aruba Support Center, such as FAQs, field alerts, release notes, product documentation, best practices documentation and product software and firmware updates and upgrades.

Select one of the following hardware options:
•
Advance Hardware Replacement — Aruba will ship any replacement part by the next business day, where available (See table below for eligible countries), for all replacement requests made before 2 PM local time during business days. An RMA number is issued and faulty equipment/parts must be returned immediately after replacement is received. If the faulty equipment/parts are not returned within 30 days, Distributor will be invoiced.

•
Return to Factory Hardware Replacement — provides a 15-business day parts turnaround on repair from the date of receipt of the product at Aruba Networks. Aruba, at its sole option, will either repair or replace the non-conforming hardware. Hardware replaced under the terms of this Agreement may be refurbished or new equipment substituted at the option of Aruba Networks.

Global Parts Advance Replacement Schedule (target arrival time)
Next Business Day

All United States Cities, Canada, Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Greece, Holland, Hungary, Ireland, Italy, Latvia, Poland, Scotland, Slovakia, Spain, Sweden, Switzerland, United Kingdom, Australia, China, India, Japan, New Zealand, Singapore.

Calls must be received by the following times for next business day parts arrival based on region:

14:00 PST for North America 14:00 CET for EMEA 14:00 Singapore Time for APAC

2-3 Business Days

Bulgaria, Croatia, Norway, Romania, Slovenia, Hong Kong, Indonesia, Korea, Malaysia, Philippines, Taiwan, Thailand

3-4 Business Days

Argentina, Brazil, Columbia, Mexico, Peru, Venezuela, Egypt, Iceland, Israel, Russia, Kuwait, Morocco, Saudi Arabia, South Africa, Turkey, United Arab Emirates

Up to 10 Business Days for Other Countries, with the exception of Embargoed Countries.
AVNET, INC. — Confidential
Revised 06/19/07

Distributor Responsibilities
•
Technical Obligations. The obligation of Aruba to provide to Distributor back-up Support Services hereunder is subject to Distributor’s fulfillment of the following conditions, in addition to providing first- and second-level support to its Resellers or End Users. Support Level Definitions for first level through third level support are listed below.

•
Qualifications. In order to ensure that Distributor’s End-Users receive total satisfaction with Aruba products and services, Distributor should have a support infrastructure established staffed with a minimum of [***] people either (i) certified as Aruba Certified Mobility Professionals (ACMP — available July 2007) or (ii) who have completed the Advanced Training & Operations course and then passed the ACMP within 90 days; and [***] people certified as Aruba Certified Mobility Experts (ACMX) within 90 days after availability (target availability is July 2007). A minimum of [***] certified individuals must be staffed during local business hours for the End Users being supported, and a minimum of one certified individual must be on-call after hours. Only those individuals who are ACMP or ACMX certified may escalate support calls to Aruba. Distributor agrees to increase the number of Aruba-certified individuals as the annual revenue from sales of Aruba equipment increases in accordance with the following table:

Aruba Sales Volume (Net)	ACMPs	ACMXs	Total Minimum Certified Engineers
$0 - $1 million	[***]	[***]	[***]
$1 million - $2.5 million	[***]	[***]	[***]
$2.5 million - $5 million	[***]	[***]	[***]
$5 million +	[***]	[***]	[***]
ACMP Certification includes:
•	Meeting the pre-requisite qualifications

•	Completing pre-courseware

•	Maintaining ACMP Certification by taking continuing education classes when available, and recertifying every [***] years
•	Distributor should be able to provide the following to its Resellers and End-Users:
•	Provide 24x7 technical support hotline and coverage for Priority 1 issues (defined below); Minimum 12x5 technical support for all other issues

•	Provide First-level and Second-level support

•	Follow defined escalation procedures

•	Offer remote diagnostics capabilities

•	Provide and execute software upgrades and maintenance releases

•	Offer hardware and software warranty as noted in Exhibit F

•	Maintain a local spares inventory

•	Establish technical support lab

•
Have a technical staff that is knowledgeable in IP and Wireless LAN protocols, as well as UNIX, and keep the staff trained and current on Aruba products and releases per the certification requirements listed above

•	Offer standard installation and configuration services (product deployment)

•	Provide documentation updates

•
Provide a transaction-based customer-satisfaction (CSAT) survey which solicits customer feedback on the effectiveness of solutions provided, the technical competency of its staff, time to resolution, etc. The format and nature of the questions should be mutually agreed upon between the Distributor and Aruba. Objectives for overall CSAT should meet or exceed industry standards as compared to major ne[***]rking vendors, e.g. Cisco and Juniper.

AVNET, INC. — Confidential
Revised 06/19/07
***     Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

•	Support Level Definitions
•	First-level support
•	Provided by Distributor to Reseller and End User

•	Goal: solve 90% of customer issues at this level

•	Configuration assistance/troubleshooting

•	Collect information (traces, dumps)

•	Perform first diagnosis of problem

•	Deliver known solutions

•	Answer general product/technical questions
•	Second-level support:
•	Provided by Distributor to Reseller and End User

•	Goal: solve 95% of customer issues at this level

•	Analyze problems in depth

•	Problem duplication

•	Answer high-level product/technical questions

•	Provide troubleshooting guidance to first-level support

•	Hardware diagnose/verification
•
Upon request, Distributor will provide reports that highlight monthly and quarterly case volumes, trends, case resolutions, customer satisfaction survey results etc. and will work with Aruba on the format and nature of these requests. Aruba retains the right to periodic site visits to review status and disposition of the Distributor’s Level I and Level II support activities, including labs, case management systems, escalation policies and overall performance.

•	Third-level support:
•	Provided by Aruba to Distributor

•	Less than 5% of issues should be escalated to third-level

•	Provided by Aruba Senior Technical Support Engineering Team

•	Perform final problem diagnosis

•	Diagnose and report bugs

•	Work with development engineering to fix bugs
•
If Aruba reasonably determines that Distributor has not met the conditions set forth on this Exhibit D, Aruba may charge Distributor a fee based on the incremental expenses incurred by Aruba in handling escalations in excess of 5% of the issues.

AVNET, INC. — Confidential
Revised 06/19/07

•	Priority Definitions

Priority Level 1 Errors. Assuming the end-end/reseller is willing to do so, Aruba will commit resources to work on a round-the-clock basis until a correction or workaround to the Priority Level 1 Error is found. Such corrections or workarounds may take the form of Maintenance or Patch Releases, procedural solutions, correction of Documentation errors, or other such remedial measures as Aruba may determine to be appropriate. Aruba will provide Customer with a problem resolution schedule and inform Customer of its progress on a daily basis. Priority Level 1 Errors will be downgraded to a Priority Level 2 upon the delivery of a work-around.

Priority Level 2 Errors. Aruba will commit resources to formulate a correction or workaround to the Priority Level 2 Error within during Aruba’s normal business hours and in accordance with its existing release schedule. Such corrections or workarounds may take the form of Maintenance or Patch Releases, procedural solutions, correction of Documentation errors, or other such remedial measures as Aruba may determine to be appropriate. Aruba will provide Customer with a problem resolution schedule and inform Customer of its progress on a weekly basis.

Priority Level 3 Errors. Aruba will commit to provide corrections or workarounds to Priority Level 3 Errors during Aruba’s normal business hours and in accordance with its existing release schedule. Such corrections or workarounds may take the form of Major, Minor, Maintenance, or Patch Releases, procedural solutions, correction of Documentation errors, or other such remedial measures as Aruba may determine to be appropriate.

Priority Level 4 Errors. Aruba will commit to provide resources during normal business hours to provide information assistance or provide feedback.
•
Staffing. Distributor shall maintain adequate qualified technical personnel, including Post-Sales Engineers as specified above, to install Systems at Customer sites, perform basic Hardware and Software configuration and troubleshooting, and perform remedial hardware maintenance on the Systems

•
Technical Assistance Coverage. Distributor shall maintain an adequate level of trained and qualified technical support staff, as identified in the Qualifications section above, to respond to its End Users’ calls and requests for assistance on Aruba products, including offering End Users’ coverage 24 hours a day, 7 days a week for at minimum priority 1 issues.

•
Diagnosis. Distributor personnel shall be trained and qualified by Aruba or by trainers who have been authorized as trainers by Aruba in the use and support of Aruba products and be able to perform isolation, replication, and diagnosis of problems identified by End Users.

•
Releases. Distributor will receive access to Software Releases from Aruba and shall be responsible for installing the Releases on End Users’ Systems (or for providing software to End Users’ qualified personnel).

•	Hardware. Distributor will support its End Users in implementing Hardware changes (major and minor) that are advised by Aruba.

•	Qualified Personnel. Servicing and repairs to Aruba equipment shall be performed by Aruba personnel or an Aruba authorized representative, who have been trained in the use and service of the Systems.

•	Sparing. Distributor shall maintain a spares inventory adequate to cover Distributor’s install base and provide its customers with next business day parts replacement.

•
Network Access. In the event Aruba determines that its technical personnel need access to an End User network in order to remotely diagnose or correct a problem, Distributor must ensure that Aruba personnel have the necessary level of authorized access to such network, unless it is physically impossible to access remotely. Distributor and End User shall have the right to observe such access.

AVNET, INC. — Confidential
Revised 06/19/07

EXHIBIT E
Point of Sale (POS) Report Format
reseller      enduser      SIC code      transaction transaction
AVNET, INC. — Confidential
Revised 06/19/07

EXHIBIT F
Aruba Standard Warranty
Aruba Standard Warranty
LIMITED HARDWARE WARRANTY
Aruba provides a warranty only to the End Users that the Hardware portion of Products will substantially conform to the Specifications for a period of twelve (12) months from the date of shipment to Provider. In the event of a breach of this warranty, Provider’s sole and exclusive remedy, and Aruba’s sole and exclusive liability, shall be for Aruba to use its commercially reasonable efforts to correct or repair the Products or to replace the Products that cause breach of this warranty. If Aruba cannot, or determines that it is not practical to, repair or replace the returned Product, then the sole and exclusive remedy and the limit of Aruba’s obligation shall be to refund the amount received price by Aruba from Provider for such Products, or at Aruba’s discretion, credit such amount against other Provider obligations or toward future purchases.
Warranty; Exclusions. The warranties do not extend to any Product that is modified or altered, is not maintained to Aruba’s maintenance recommendations, is operated in a manner other than that specified by Aruba, has its serial number removed or altered or is treated with abuse, negligence or other improper treatment (including, without limitation, use outside the recommended environment) or is repaired or modified by anyone other than Aruba or an Aruba authorized company. Provider is fully responsible for the satisfaction of its End Users and will be responsible for all claims, damages, settlements, expenses and attorneys’ fees incurred by Aruba with respect to Providers End Users or their claims beyond Aruba’s above warranty obligation to Provider.
Warranty Returns. Provider will handle and be responsible for all warranty returns from its End Users. All Products must be returned to Aruba in accordance with Aruba’s then-current Return Material Authorization (RMA) procedure. Products obtained from Aruba that do not comply with the warranty and are returned (by Provider only) to Aruba during the warranty period will be repaired or replaced at Aruba’s option, provided Provider bears the cost of freight, insurance, duties and import and export fees to the point of repair or return. If the returned Products are covered by the above warranty, Aruba will bear the cost of freight insurance, duties and import and export fees for return of goods to Provider. For the first thirty (30) days after shipment, Aruba will replace any non-compliant Product with a new Product within one business day of notice via the RMA procedure. End Users may purchase an extension of this next business day protection through a separate support and service agreement. In the absence of such a support and service agreement, for thirty or more days after shipment but within the twelve month warranty period, Aruba will replace or repair any non-compliant Product and return in operable condition to Provider within forty-five (45) days of notice and receipt of the non-compliant Product via our RMA procedure. Access to Aruba’s Technical Assistance Center (“TAC”) for any and all questions, consultation, deployment assistance, or problem reports shall be provided only pursuant to a separate service and support agreement.

Rev031507	Aruba Confidential
AVNET, INC. — Confidential
Revised 06/19/07